Exhibit 1

ASX Release 4 October 2023 WESTPAC TO RETAIN ITS PACIFIC BANKING BUSINESSES Westpac has today announced it has concluded the sales process for its Pacific banking businesses and will retain Westpac Fiji and Westpac Bank PNG Limited. Westpac will continue to support local business, improve digital and service capabilities for customers and deliver important community programs in financial literacy and education. For further information: Andrew Tubb Justin McCarthy Westpac Corporate Affairs General Manager Investor Relations M. 0411014771 M. 0422 800 321 This document has been authorised for release by Tim Hartin, Company Secretary. Level 18, 275 Kent Street Sydney, NSW, 2000